Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM(1)
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2005, except Note 2 and Note 21, as to which the date is February 28, 2007, relating to the financial statements, which appears in Gibraltar Industries, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.
PricewaterhouseCoopers LLP
Buffalo, New York
June 6, 2007